Exhibit 5.1

September 2, 2022

U.S. Energy Corp.

1616 S. Voss, Suite 725

Houston, Texas 77057

Re:	Post-Effective Amendment No. 2 To Form S-8 Registration Statement
File No. 333-261600

Ladies and Gentlemen:

We have acted as counsel for U.S. Energy Corp., a Delaware corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 2 To Form S-8 Registration Statement (No. 333-261600)(the “Post-Effective Amendment” and the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), originally filed by U.S. Energy Corp., a Wyoming corporation (the “Predecessor Registrant”), registering among other things, 1,000,000 shares of common stock, par value $0.01 per share issuable under the U.S. Energy Corp. 2021 Equity Incentive Plan (the “Plan” and the “Shares”).

The Post-Effective Amendment is to be filed with the Securities and Exchange Commission (the “Commission”) on September 2, 2022.

On June 21, 2022, the shareholders of the Predecessor Registrant approved a reincorporation of the Predecessor Registrant from a Wyoming corporation to a Delaware corporation pursuant to a Plan of Conversion (the “Reincorporation”). In connection therewith, on August 3, 2022, the Predecessor Registrant, filed a Certificate of Transfer with the Secretary of State of Wyoming which became effective on August 3, 2022, and on August 3, 2022, Predecessor Registrant filed a Certificate of Conversion and a Certificate of Incorporation with the Secretary of State of Delaware, which became effective on August 3, 2022. The Reincorporation became effective on August 3, 2022 (the “Effective Time”), pursuant to which Predecessor Registrant ceased to exist and the Company was formed pursuant to the Certificate of Conversion and Certificate of Incorporation. Effective at the Effective Time, the Company succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Reincorporation, all by operation of law.

The Company became the successor to the Predecessor Registrant on August 3, 2022 for purposes of Rule 414 under the Securities Act as a result of the Reincorporation.

In connection with the Plan of Conversion, the Company assumed the Plan and, as a result, the Shares issuable pursuant thereto.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Company’s Certificate of Incorporation, (ii) the Company’s Bylaws (as amended and restated), (iii) the Registration Statement and Post-Effective Amendment and the exhibits thereto, (iv) certain resolutions adopted by the Board of Directors of the Company, (v) the Plan, and (vi) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion expressed below. As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company, including the Registration Statement and Post-Effective Amendment, and to the extent that we deemed such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Our opinion set forth below is based on the text of the Plan as referenced in the Exhibit Index to the Post-Effective Amendment.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and (a) when the Shares are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which any Shares relate, and (b) when the payment of the consideration for such Shares pursuant to the terms of such Plan and award agreements, have been made, such Shares, as applicable, will be legally issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement and Post-Effective Amendment. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement and Post-Effective Amendment, other than as expressly stated above with respect to the Shares.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Delaware and the federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. We have made such examination of Delaware law as we have deemed relevant for purposes of this opinion. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision.

The foregoing opinion assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of the Shares.

This opinion (i) is rendered in connection with the filing of the Post-Effective Amendment, (ii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of, obligation to advise you of any change or any new developments that might affect any matters or opinions set forth herein, and (iii) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC